THIS DEBENTURE AND THE SHARES INTO WHICH IT IS CONVERTIBLE
(THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "FEDERAL ACT") OR THE GEORGIA SECURITIES ACT OF 1973, AS AMENDED (THE "GEORGIA ACT"), BUT HAVE BEEN ACQUIRED BY THE REGISTERED OWNER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE ON THE STATUTORY EXEMPTIONS CONTAINED IN SECTION 4(2) OF THE FEDERAL ACT AND IN SECTION 10-5-9(13) OF THE GEORGIA ACT. THE SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THOSE ACTS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH THE GEORGIA ACT AND OTHER APPLICABLE STATE AND FEDERAL SECURITIES LAWS, AND IN THE CASE OF AN EXEMPTION, UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO IT, OR A COMMUNICATION FROM THE SECURITIES AND EXCHANGE COMMISSION, THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION OF THE SHARES UNDER THESE ACTS.



____________________, 1996

No.____________________________              $___________________


                    UNITED COMMUNITY BANKS, INC.
  FLOATING RATE CONVERTIBLE SUBORDINATED PAYABLE IN KIND DEBENTURE
                        DUE DECEMBER 31, 2006


          United Community Banks, Inc. (the "Company"), a Georgia corporation, for value received, hereby promises to pay to the order of ________________________________________________________
, or registered assigns (the "Record Holder"), __________________ ______________________________ DOLLARS ($______________) (the
"principal amount") on December 31, 2006 (the "Maturity Date") with interest on the outstanding and unpaid principal amount hereof at the simple interest rate per annum of one quarter of one percentage point above the Prime Rate as defined herein.
This Debenture is one of a series of Floating Rate Convertible Subordinated Payable in Kind Debentures due December 31, 2006 issued by the Company and limited to an aggregate principal amount of $3,500,000.

          THIS DEBENTURE IS AN UNSECURED DEBT OBLIGATION OF THE
COMPANY ONLY, IS NOT AN OBLIGATION OF, OR A DEPOSIT IN, A BANK,
AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
OR ANY OTHER FEDERAL AGENCY.

          1.   Interest
               --------

               (a) Accrued interest on this Debenture shall be payable quarterly on the first (1st) day of the calendar quarter following the quarter in which it accrues, commencing on April 1, 1997 and continuing to be due on each July 1, October 1, January 1 and April 1 thereafter so long as this Debenture is outstanding, together with a final payment of interest which shall be due on the date indicated herein on which the final payment of principal is due hereunder. Each payment of accrued interest on this Debenture payable on any interest payment date shall be made to the Record Holder as of the close of business on the 15th day of the month immediately preceding such payment date. Such interest shall be calculated on the basis on the actual number of days elapsed and a year of 365 or 366 days, as applicable.
               (b) Interest may be payable, at the option of the Board of Directors of the Company, in cash or in an additional debenture of like kind and tenor herewith with the principal amount thereof equal to the amount of interest so paid (an "Interest Debenture").

               (c) When interest in cash is not paid in full on the Debenture and on any other indebtedness of the Company ranking pari passu as to interest with the Debenture, all cash interest paid on the Debenture and such other indebtedness shall be paid pro rata so that the amount of cash interest paid on the Debenture and such other indebtedness shall bear to each other the same ratio that unpaid cash interest on the Debenture and such other indebtedness, to the date of such interest payment, bear to each other.

               (d) As used herein, the term "Prime Rate" shall mean the rate of interest equal to the lowest rate quoted as the "Prime Rate" from time to time in the Money Rates column of the issue of The Wall Street Journal. For purposes of calculating interest hereunder, the Prime Rate in effect on the last business day of each calendar quarter shall be the Prime Rate for the entire succeeding calendar quarter; provided, however, from the date hereof to, but not including January 1, 1997, the Prime Rate shall be 8.25%.
     In the event the Prime Rate is discontinued as a standard, the Company shall designate a comparable reference rate as a substitute therefor.

               2.   Optional Redemption by the Company
                    ----------------------------------

               (a) The Debenture and the Interest Debentures (collectively the "Debentures") shall not be redeemable prior to January 1, 1998. At any time thereafter, subject to the following limitations, the Company, at its sole option, may redeem the whole or any part of the then outstanding Debentures by paying in cash for the Debentures an amount equal to 100% of the principal amount of the Debentures to be redeemed plus all accrued but unpaid interest on the Debentures (the "Redemption Price").

               (b)  Notice of redemption shall be mailed
     (certified mail, postage prepaid) not less than twenty (20) days nor more than sixty (60) days prior to the redemption date specified in that notice, to the Record Holder of the Debentures at the address appearing on the Company's records for the Debentures. Each such notice shall state: (i) the redemption date; (ii) the applicable Redemption Price; and
     (iii) the place or places at which the certificates representing the Debentures are to be surrendered for payment of the Redemption Price.

               (c)  If notice of redemption has been given
     pursuant to Section 2(b) above and if, on or before the redemption date specified in such notice, the funds necessary for such redemption have been irrevocably deposited by the Company with a Paying Agent (as defined in Section 2(d) below), then from and after the redemption date, notwithstanding that the certificate for the Debentures shall not have been surrendered for cancellation or that such Debentures may have been transferred (whether

     with or without the Company's permission), (i) the Debentures so called for redemption shall no longer be deemed outstanding, (ii) all interest shall cease to accrue thereon, and (iii) all other rights with respect to such Debentures shall cease and terminate (except the right to receive the Redemption Price upon a surrender of the Debentures). Upon surrender, in accordance with said notice, of the Debentures, the Debentures shall be redeemed by the Company at the Redemption Price.

               (d) On or before the redemption date, the Company shall deposit with an agent that is a bank or a trust company (the "Paying Agent"), or otherwise designate or set aside as provided in Section 2(c) above, funds sufficient to pay the Redemption Price for the Debentures on the redemption date. Any interest earned on funds so designated, set aside or deposited with a Paying Agent shall be retainable by or payable to the Company, and the holder of the Debentures shall have no rights with respect thereto.

               3.   Conversion
                    ----------

               (a)  Subject to and upon compliance with the
     provisions of this Section 3, the Record Holder of the Debenture may, at its option, convert any or all of such Debenture for shares of common stock of the Company ("Company Stock") at the rate of one share of Company Stock (the "Conversion Factor") for each $25 (the "Conversion Price") of Conversion Value (as defined below) of the Debenture so converted, subject to adjustments as set forth below. The "Conversion Value" of the Debenture shall be equal to the principal amount thereof. If a residual amount of Conversion Value remains following a conversion of the Debenture tendered for conversion (that is, an amount less than the then effective Conversion Price for another whole share of Company Stock), the Company shall pay to the Record Holder in cash such residual amount of Conversion Value in lieu of any fractional share of Company Stock. If the Debenture is called for redemption as provided in Section 2 hereof, the conversion rights pertaining thereto will terminate at the close of business five (5) business days immediately preceding the redemption date thereof.

               (b)  A Record Holder of the Debentures may
     exercise the conversion right as to any amount of a Debenture (but not as to an amount, if less than the full amount of the Debenture, of Conversion Value that is less than the then-effective Conversion Price for a whole share of Company Stock) by delivering to the Company during regular business hours, at its principal executive office or at any such other place as may be designated by the Company, the Debenture to be converted, duly endorsed or assigned in blank (or to the Company if required by it), and accompanied by written notice stating that the Record Holder elects to convert the Debenture, stating the amount thereof to be converted if less than the full amount, and stating the name or names (with addresses) in which the certificate or certificates for the Company Stock are to be issued and a completed Internal Revenue Service Form W-9, or any successor form or forms substitutable therefor, executed by any transferee. The conversion shall be deemed to have been effected on the date when such delivery is made, and such

     date is referred to herein as the "Conversion Date." From and after the Conversion Date, no further interest shall accrue with respect to the Debenture. As promptly as practicable after the Conversion Date, the Company shall issue and deliver to or upon the written order of the Record Holder a certificate or certificates for the number of full shares of Company Stock to which the Record Holder is entitled, and a check or cash in respect of any residual amount of Conversion Value. Any person in whose name the certificate or certificates for shares of Company Stock are to be issued shall be deemed to become a holder of record of such shares on the applicable Conversion Date, unless the transfer books of the Company are closed on that date, in which event such person shall be deemed to have become a holder of record of such shares on the next succeeding date on which the transfer books are open, but the applicable Conversion Factor and Conversion Value shall be those in effect on the Conversion Date.

               (c) No fractional shares of Company Stock, or scrip in respect thereof, shall be issued upon conversion of the Debenture. Instead, in any case in which a fractional share of Company Stock would otherwise be issuable because the amount of remaining Conversion Value is less than the then-effective Conversion Price for a whole share of Company Stock, the Company shall pay the exchanging Record Holder the cash amount of such remaining Conversion Value.

               (d) The Conversion Factor shall be subject to adjustment from time to time as follows, provided, however, that no adjustment to the Conversion Factor need be made until cumulative adjustments would affect the Conversion Factor by more than one percent (1%):

                    (i)  If, at any time or from time to time
          after the date of original issuance of the Debenture, the number of shares of Company Stock outstanding is increased by a stock dividend payable in shares of Company Stock or by a subdivision or split-up of shares of Company Stock, then the Conversion Factor in effect on the record date fixed for the determination of holders of shares of Company Stock entitled to receive such stock dividend, or whose shares of Company Stock are included as part of such subdivision or split-up, shall be adjusted in accordance with the following formula:

                          CF/ = CF x 0/
                                    ---
                                     0

     where:

          CF/  =    the adjusted Conversion Factor.

          CF   =    the Conversion Factor in effect on
                    such record date.

          O/   =    the number of shares of Company Stock
                    outstanding immediately after such
                    event.

          O    =    the number of shares of Company Stock

                    outstanding immediately prior to
                    such event.

                    (ii) If, at any time or from time to time after the date of original issuance of the Debenture, the number of shares of Company Stock outstanding is decreased by a combination (whether by reverse stock split or otherwise) of the outstanding shares of Company Stock, then the Conversion Factor in effect on the record date fixed for such combination shall be adjusted in accordance with the formula set forth in clause (i) above.

                    (iii) In case, at any time or from time to time after the date of original issuance of the Debenture, of (A) any capital reorganization, reclassification or recapitalization of the capital stock of the Company (other than a change in par value, or from par value to no par value), (B) a consolidation, combination or merger of the Company with or into another person (other than a business combination or merger in which the Company is the continuing entity and which does not result in any change in the Company Stock) or (C) a sale or other disposition of all or substantially all the assets of the Company as an entirety or substantially as an entirety to any other person, then the Debenture shall immediately upon the consummation of such reorganization, reclassification, recapitalization, consolidation, combination, merger, or sale or other disposition be convertible into the kind and number of shares of stock or other securities or property of the Company, or of the entity resulting from such business combination or surviving such merger or to which such assets shall have been sold or otherwise disposed, to which a holder of the number of shares of Company Stock deliverable upon conversion of the Debenture (immediately prior to the consummation of such event) would have been entitled upon such consummation. If the Company engages in a transaction set forth in clauses (A) to (C) above and the Record Holder of the Debenture does not convert its Debenture as provided above, then the continuing or surviving entity shall be obligated within thirty days of the consummation of such transaction to redeem the Debenture, and the Record Holder of the Debenture shall surrender the Debenture for redemption, all in accordance with the redemption provisions otherwise applicable to the Debenture as set forth in Section 2 hereof. The adjustments described in this clause (iii) shall be subject to further adjustments as appropriate that shall be as nearly equivalent as may be practicable to the relevant adjustments provided for in the preceding clauses and in this clause. If, in the case of any such reorganization, reclassification, recapitalization, consolidation, merger, combination, sale or other disposition, the stock or other securities and property receivable thereupon by a holder of shares of Company Stock includes shares of stock, securities or other property or assets (including cash) of an entity other than the successor or acquiring entity, as the case may be, in such

          reorganization, reclassification, recapitalization, consolidation, merger, combination, sale or other disposition, then the Company shall enter into an agreement with such other entity for the benefit of the holder of the Debenture that shall contain such provisions to protect the interests of such Record Holder as the Board of Directors of the Company shall reasonably consider necessary by reason of the foregoing.

                    (iv) No adjustment in the Conversion Factor shall have any effect upon the Conversion Value of the Debenture, although each such adjustment shall affect (in the manner described in this Section 3(d)) the number of shares of Company Stock issuable in respect of any particular amount of Conversion Value and thus shall affect the effective Conversion Price as to a whole share of Company Stock.

                    (v) All calculations under this Section 3(d) shall be made to the nearest one-tenth (1/10) of a cent or to the nearest one-tenth (1/10) of a share, as the case may be.

                    (vi) Any adjustment made pursuant to clauses
          (i), (ii) or (iii) above shall become effective on the date immediately after the record date referenced therein.

               (e)  Whenever the Conversion Factor shall be
     adjusted as provided in Section 3(d), the Company shall forthwith mail (first class and postage prepaid) to the Record Holder of the Debenture at its address appearing on the Company's records for the Debenture, a copy of a statement, certified by its chief financial officer, showing the facts requiring such adjustment and the Conversion Factor and effective Conversion Price per whole share of Company Stock that shall be in effect after such adjustment. Where appropriate, such copy may be given in advance and may be included as part of a notice required under Section 3(f).

               (f) If the Company shall propose to take any action of the types described in clause (iii) of Section 3(d) or liquidate, dissolve or wind-up, the Company shall give notice to the Record Holder of the Debenture, in the manner set forth in Section 3(e), which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Factor and effective Conversion Price per whole share of Company Stock and on the number, kind or class of stock or other securities or property that shall be deliverable or purchasable upon the occurrence of such action or thereafter deliverable upon conversion of the Debenture. In the case of any action that would require the fixing of a record date, such notice shall be given at least fifteen (15) days prior to the date so fixed, and in the case of all other action, such notice shall be given at least twenty (20) days prior to the taking of such proposed action. Failure to give such notice, or

     any defect therein, shall not affect the legality or validity of any such action.

               (g) All shares of Company Stock which may be delivered upon conversion of the Debenture shall upon delivery be duly and validly issued, fully paid and non-assessable, free of all claims, liens, charges, and encumbrances.

          4.   Subordination
               -------------

               (a) The Company agrees, and the holder of this Debenture by accepting such Debenture agrees, that the indebtedness evidenced by the Debenture and the payment of the principal amount and any interest on this Debenture is subordinated in right of payment, to the extent and in the manner provided hereinbelow, to the prior payment in full of all Senior Indebtedness and that the subordination is for the benefit of the holders of Senior Indebtedness. "Senior Indebtedness" means any indebtedness of any kind of the Company including claims of depositors in the Company's banking subsidiaries, or any guarantee by the Company of such indebtedness outstanding at any time, except for this Debenture and any other debenture issued by the Company that by its terms is expressly subordinated to all other indebtedness of the Company or any deferrals, renewals or extensions of the foregoing.

               (b) Upon any distribution of Company assets to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

               Holders of Senior Indebtedness shall be
          entitled to receive payment in full of the principal and interest (including interest accruing after the commencement of any such proceeding) to the date of payment on the Senior Indebtedness before the holder hereof shall be entitled to receive any payment of principal of or interest on this Debenture; and

               Until the Senior Indebtedness is paid in full, any distribution to which the holder hereof would be entitled but for this provision shall be made to holders of Senior Indebtedness as their interests may appear, except that the holder hereof may receive securities that are subordinated to Senior Indebtedness at least to the same extent as this Debenture.

               (c) The Company may not pay interest in cash on this Debenture if, at the time of such payment or immediately after giving effect thereto, there exists with respect to any Senior Indebtedness any event of default permitting the holders thereof to accelerate the maturity thereof or any event which, with notice or lapse of time or both, would become such an event of default.

               (d) The Company may not pay the principal of this Debenture if, at the time of such payment or immediately

     after giving effect thereto, there exists with respect to any Senior Indebtedness any event of default permitting the holders thereof to accelerate the maturity thereof, or any event which, with notice or lapse of time or both, would become such an event of default.

               (e) If payment of this Debenture is accelerated because of an Event of Default (hereinafter defined), the Company shall promptly notify holders of Senior Indebtedness of the acceleration. Holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due in respect of Senior Indebtedness before the holder of this Debenture shall be entitled to receive any payment (including any payment which may be payable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Debentures) by the Company on account of the principal or interest on the Debentures or on account of the purchase or other acquisition of the Debentures. The Company may pay this Debenture when one hundred twenty days pass after the acceleration occurs if such payment is otherwise permitted at that time.

               (f) If a distribution is made to the holder of this Debenture that, because of the subordination provisions hereof, should not have been made, the holder hereof shall hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

               (g) Subject to the payment in full of all Senior Indebtedness, the holder hereof shall be subrogated to the extent of the payments or distributions made to the holders of Senior Indebtedness pursuant to these subordination provisions to the rights of holders of Senior Indebtedness until the principal amount of and interest on this Debenture shall be paid in full. For purposes of such subrogation, no distributions to holders of Senior Indebtedness to which the holder hereof would be entitled except for these subordination provisions, and no payments to the holders of Senior Indebtedness by the holder hereof, shall, as between the Company, its creditors other than holders of Senior Indebtedness and the holder hereof, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness.

               (h) These subordination provisions define the relative rights of the holder hereof and holders of Senior
     Indebtedness.  Nothing in this Debenture shall:

               Impair, as between the Company and the
          holder hereof, the obligation of the Company, which is absolute and unconditional, to pay principal and interest on this Debenture in accordance with its terms.

               Prevent the holder hereof from exercising his available remedies upon an Event of Default, subject to the rights of holders of Senior Indebtedness to receive distributions otherwise payable to the holder hereof.

               No right of any holder of Senior Indebtedness to

     enforce the subordination of the indebtedness evidenced by this Debenture shall be impaired by any act or failure to act by the Company.

          5.   Event of Default
               ----------------

          An "Event of Default" occurs if:

     (1) The Company, pursuant to or within the meaning of any Bankruptcy Law:

          (a)  Commences a voluntary case, or

          (b) Consents to the entry of an order for relief against it in an involuntary case, or

          (c) Files a petition or answer or consent seeking reorganization or relief under any Bankruptcy
               Law, or

          (d) Consents to the appointment of a custodian of it or for all or any substantial part of its property, or

          (e) Makes an assignment for the benefit of its creditors, or

          (f) Admits in writing its inability to pay its debts generally as they become due, or

          (g) Takes any corporate action in furtherance of any of the above actions.

     (2) A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

          (a)  Is for relief against the Company in an
               involuntary case, or

          (b) Appoints a custodian of the Company for all or any substantial part of its property, or

          (c) Orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty days.

     (3) A default in payment of any interest on the Debenture when such interest becomes due and payable and such default continues for a period of thirty (30) days.

     (4) A default in the performance of any covenant by the Company in this Debenture and such default continues for a period of sixty (60) days after there has been given written notice to the Company by a holder thereof.

          The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.


          If an Event of Default occurs and is continuing, the Record Holder by notice to the Company may declare the principal amount and any accrued interest on this Debenture to be due and payable. Upon such declaration such principal amount and accrued interest shall be due and payable immediately.

          If an Event of Default occurs and is continuing, the Record Holder may pursue any available remedy to collect the payment of principal and accrued interest on this Debenture. A delay or omission by the holder hereof in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

          The holder of this Debenture may in his discretion waive any Event of Default hereunder and its consequences or rescind any declaration of acceleration of maturity of the principal of and the interest on this Debenture. If any such waiver or rescission occurs, or if any proceeding taken by the holder hereof on account of any such Event of Default shall have been discontinued or abandoned or determined adversely to the holder of this Debenture, then, and in every such case, the Company and the holder hereof shall be restored to their former positions and their rights hereunder, respectively, but no waiver or rescission shall extend to any subsequent or other Event of Default or impair any right or remedy consequent thereon.

          6.   Certain General Matters
               -----------------------

          (a) Any action not permitted by this Debenture to be taken by the Company may nonetheless be taken by it (if otherwise permitted by applicable law, the articles of incorporation, and the bylaws of the Company) if the Company obtains the written consent of the Record Holder.

          (b) In any case where any interest payment date, redemption date or the last date on which the Record Holder of the Debenture has the right to convert such holder's Debenture into Company Stock shall not be a Business Day (as defined below), then notwithstanding any other provision hereof, payment of interest due or a redemption price or conversion of the Debenture need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the interest payment date or redemption date or the last day for conversion; provided, that for purposes of computing such payment, no interest shall accrue for the period from and after such interest payment date, redemption date or the last day for conversion, as the case may be. As used in this instrument, "Business Day" means any day except a Saturday or Sunday or other day on which banking institutions in the State of Georgia are authorized or obligated by law or executive order to close.

          (c) This Debenture shall be governed by and construed in accordance with the laws of the State of Georgia.

          (d) The holder hereof must surrender this Debenture to the Company to obtain payment of the principal amount, plus any premium. The Company will pay principal, and any premium in money of the United States that at the time of payment is legal tender for payment of public and private debts; however, the Company may pay principal and any premium by check payable in

such money. The payment of principal at maturity, or upon redemption or conversion as provided in this Debenture, shall be made to the Record Holder on the payment date.

          (e) The registered holder of this Debenture may be treated as its owner for all purposes. This Debenture is issued in registered form without coupons. The transfer of this Debenture may be registered and this Debenture may be converted only upon presentation of this Debenture to the Company. When this Debenture is presented to the Company with a request to register, transfer or to convert it for an equal principal amount of Debentures of other denominations, the Company shall register the transfer or make the conversion if, in the Company's discretion and upon the advice of counsel, such transfer or conversion is permitted under applicable securities laws and regulations.

          (f) If the holder of this Debenture claims that this Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a replacement Debenture. If required by the Company, the holder must obtain an indemnity bond that is sufficient in the Company's judgment to protect the Company from any loss which it may suffer if a Debenture is replaced.

          (g) A director, officer, employee or shareholder, as such, of the Company shall not have any liability for any obligations of the Company under this Debenture or for any claim based on, in respect of or by reason of such obligation or its creation. The holder hereof accepting this Debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of this Debenture.

          IN WITNESS WHEREOF, the Company has caused this Debenture to be executed in its name with the manual signature of its President, its seal to be affixed hereto and attested by the manual signature of its Secretary as of the day and year first above set forth.

                              UNITED COMMUNITY BANKS, INC.



                              By:____________________________
                                   President

(CORPORATE SEAL)


Attest:____________________
          Secretary









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